Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Reports, dated May 6, 2021 and December 14, 2020, on the financial statements of University of Antelope Valley, Inc. for the years ended December 31, 2020 and 2019, respectively, in the Company's Report on Form 20F. We also consent to application of such report to the financial information in the Report on Form 20F, when such financial information is read in conjunction with the financial statements referred to in our reports.

Lightheart, Sanders and Associates

Certified Public Accountants

Madison, Mississippi

May 6, 2021

140 Fountains Blvd., Suite D, Madison MS 39110     ♦     601-898-2727     ♦     www.lsacpafirm.com